State of Delaware
Secretary of State
Division of Corporations
Delivered 02:42 PM 11/04/2022
FILED 02:42 PM 11/04/2022
SR 20223944873 - File Number 6767007

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ETHICSTREAM INC.

(Pursuant to Sections 241 and 245 of the General Corporation Law of the State of Delaware)

October 28, 2022

The undersigned executive officer of EthicStream Inc., a corporation organized and existing under the laws of the State of Delaware (the "**Corporation**"), hereby certifies as follows:

1. The name of the Corporation is EthicStream Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 28, 2022.

3. The Corporation has received no payment for any of its stock.

4. The amendment and restatement of the Certificate of Incorporation, as set forth below, has been duly adopted in accordance with Section 241 of the General Corporation Law of the State of Delaware.

5. The Certificate of Incorporation is hereby amended and restated to read as follows:

FIRST: The name of the corporation is EthicStream Inc. (the "**Corporation**").

SECOND: The address of the Corporation's registered office in the State of Delaware is 651 N. Broad Street, Suite 201, City of Middletown, County of New Castle, Zip Code 19709. The name of the registered agent of the Corporation at such address is Legalinc Corporate Services Inc.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "**DGCL**").

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 20,000,000, each having a par value of $0.0001, and consisting of (i) 14,000,000 shares designated as "**Class A Common Stock**" and (ii) 6,000,000 shares designated as "**Class B Common Stock**."

FIFTH: Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock either (A) at any time, at the option of the holder of the share of Class B Common Stock or (B) upon the event described in clause (ii) of the following sentence. Conversion of shares of Class B Common Stock will be effective upon the earlier of (i) receipt by the Corporation or its transfer agent of written notice, from the holder, of his, her or its exercise of the conversion right and (ii) consummation of the shares' sale to a third party, preceded by written notice to the

Corporation or its transfer agent, from the holder, of the proposed sale (such notice to include a reference to the number of shares sold).

SIXTH: Each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock and shall be entitled to notice of any meeting of stockholders of the Corporation ("**Stockholders**") in accordance with the bylaws of the Corporation (the "**Bylaws**") and shall be entitled to vote upon such matters and in such manner as may be provided by law. Each holder of Class B Common Stock shall have the right to five (5) votes per share of Class B Common Stock and shall be entitled to notice of any Stockholders' meeting in accordance with the Bylaws and shall be entitled to vote upon such matters and in such manner as may be provided by law.

SEVENTH: The number of authorized shares of Class A Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the separate-class-vote provisions of Section 242(b)(2) of the DGCL.

EIGHTH: Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation ("**Directors**") need not be by written ballot.

NINTH: To the fullest extent permitted by law, a Director shall not be personally liable to the Corporation or to the Stockholders for monetary damages for any breach of fiduciary duty as a Director. No amendment to, modification of, or repeal of this Paragraph NINTH shall apply to or have any effect on the liability or alleged liability of any Director for or with respect to any acts or omissions of such Director occurring prior to such amendment.

TENTH: The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "**Covered Person**") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "**Proceeding**"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or an officer of the Corporation or, while a Director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors of the Corporation (the "**Board**"). Any amendment, repeal, or modification of this Paragraph TENTH shall not adversely affect

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any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ELEVENTH: In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend, or repeal the Bylaws or adopt new Bylaws without any action on the part of the Stockholders; provided that any Bylaw adopted or amended by the Board, and any powers thereby conferred, may be amended, altered, or repealed by the Stockholders.

TWELFTH: The Corporation shall have the right, subject to any express provisions or restrictions contained in this certificate of incorporation (this "**Certificate of Incorporation**") and to any express provisions contained in the Bylaws, to amend, alter, or repeal, from time to time, any provision of this Certificate of Incorporation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon the Board or upon a Director or a Stockholder by this Certificate of Incorporation or any amendment thereof are conferred subject to such right.

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THE UNDERSIGNED, an executive officer of the Corporation, for the purpose of amending and restating the Certificate of Incorporation, does make this Amended and Restated Certificate of Incorporation, hereby acknowledging, declaring, and certifying that this Amended and Restated Certificate of Incorporation is his act and deed and that the facts herein stated are true, and he has accordingly hereunto set his hand as of October 28, 2022.



Joshua Soloway
President and Secretary

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